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                                                                      EXHIBIT 12

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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
                                               THREE
                                              MONTHS
                                               ENDED                  YEAR ENDED DECEMBER 31,
                                             MARCH 31,    ------------------------------------------------
                                               1998        1997       1996      1995      1994       1993
                                             ---------     ----       ----      ----      ----       ----
                                                                (THOUSANDS OF DOLLARS)
Net Income...............................     $2,003      $ 9,198    $  292    $3,538    $15,642    $3,051
Addback: Minority interest...............        791        3,344     2,159
Addback: Loss from unconsolidated
  entities...............................         79          314       216
Addback: Fixed charges...................      6,083       14,896     6,874        59        496     2,704
                                              ------      -------    ------    ------    -------    ------
Earnings before combined fixed charges
  and preferred share dividends..........     $8,956      $27,752    $9,541    $3,597    $16,138    $5,755
                                              ======      =======    ======    ======    =======    ======
Fixed charges:
  Interest expense.......................     $6,049      $14,753    $6,725        --    $   426    $2,623
  Interest factor in rental expense......         34          143       149        59         70        81
                                              ------      -------    ------    ------    -------    ------
     Total fixed charges.................      6,083       14,896     6,874        59        496     2,704
                                              ------      -------    ------    ------    -------    ------
  Preferred dividends....................        280          278        --        --         --        --
     Total fixed charges and preferred
       dividends.........................     $6,363      $15,174    $6,874    $   59    $   496    $2,704
                                              ======      =======    ======    ======    =======    ======
Ratio of earnings to combined fixed
  charges and preferred share
  dividends..............................       1.41         1.83      1.39     61.00      32.54      2.13
                                              ======      =======    ======    ======    =======    ======
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